Exhibit 10.29

TTEC HOLDINGS, INC.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this "Agreement") is made and entered into as of ____________ (the "Grant Date") by and between TTEC Holdings, Inc., a Delaware corporation (the "Company") and _____________ (the "Grantee").

This Agreement is governed by the terms of the TTEC Holdings, Inc. 2020 Equity Incentive Plan (the "Plan") pursuant to which the Company may grant awards of Restricted Stock Units (“RSUs”) to Eligible Individuals, including employees, directors and consultants of the Company and its Affiliates (together, “TTEC”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated herein by reference. The provisions in this Agreement are subject to certain country specific provisions contained in Appendix C. In the event of a conflict between any term or provision contained in this Agreement and its appendices and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.	Grant of RSUs. Pursuant to the Plan, the Company grants to the Grantee an RSU award in the amount of US $_____________, which represents ________ shares of Common Stock of the Company at fair market value as of market close on the Grant Date (rounded up or down to a whole number of shares) and on the terms and conditions provided in this Agreement and the Plan (“RSU Award”).
2.	Consideration. The grant of this RSU Award is in consideration of the services to be rendered by the Grantee to TTEC during the restricted period and for other covenants provided in this Agreement.
3.	Restricted Period; Vesting. Except as otherwise provided in the Plan and the Agreement and provided that the Grantee provides continuous services to TTEC through each applicable vesting date, the RSUs will vest and the corresponding shares of Common Stock of the Company (or cash equivalent) will be issued in accordance with the following schedule:

Vesting DateCommon Stock to Vest

XXXX, 2025One third of the RSUs vest on this date.

XXXX, 2026One third of the RSUs vest on this date.

XXXX, 2027One third of the RSUs vest on this date.

The period during which the RSUs remain unvested and forfeitable is referred to as the "Restricted Period".

a.	The unvested portion of the RSU Award shall be forfeited immediately upon the termination of the Grantee’s services to TTEC for any reason, including voluntary or involuntary separation, death, disability, or any other reason where the Grantee no longer is providing services to the Company nor its Affiliates shall have any further obligations to the Grantee under this Agreement for such forfeited RSUs.
b.	Pursuant to the delegation of the Compensation Committee of the Board, the executive leadership team of the Company (the “Executive Committee”), in its sole discretion, shall have the authority to determine the effect of all matters and questions with respect to Grantee’s termination of affiliation with TTEC and whether continuous services are being provided as these matters relate to RSU Award vesting, including, without limitation, the question of whether a termination of service has occurred, whether a leave of absence or disability constitute a termination of service and other similar questions.
c.	For purposes of the Plan and this Agreement, a Grantee’s status as an employee, director or consultant of TTEC shall be deemed to be terminated in the event that the Company’s subsidiary employing or contracting with such Grantee ceases to be a Company subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
4.	Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the unvested portion of the RSU Award and any related rights may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell, or transfer or encumber the RSU Award or its related rights during the Restricted Period shall be ineffective and, if any such attempt is made, the RSU Award will be forfeited by the Grantee and all of the Grantee's rights under the Plan and this Agreement shall immediately terminate without any payment or consideration by TTEC.
5.	No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant, or director of TTEC. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of TTEC to terminate the Grantee's services (employment or otherwise) at any time, with or without cause.
6.	Adjustments. Subject to the sole discretion of the Board of Directors, TTEC may, with respect to any vested RSUs that have not been settled pursuant to the Plan, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares that may be used to settle vested RSUs in the event of a change in the corporate structure or shares of TTEC; provided, however, that no adjustment shall be made for the issuance of preferred stock of TTEC or the conversion of convertible preferred stock of TTEC. For purposes of this Section 6, a change in the corporate structure or shares of TTEC includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TTEC or another entity.

7.	Tax Liability and Withholding. The Grantee shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan and the RSU Award, the amount of any required withholding taxes applicable upon the vesting of the RSU Award or the issuance of the Common Stock of the Company (or cash equivalent) and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.
8.	Protective Covenant
8.1	Grantee recognizes that the primary purpose of this RSU Award is to reward the Grantee’s performance and to ensure Grantee’s loyalty to TTEC, and that this RSU would not be made to Grantee in the absence of the promises below. Grantee agrees that the “Protective Covenants” that are contained in Section 8.1 are reasonable and necessary to protect legitimate business interests of Company and prevent irreparable harm.
a.

Definition Related to Protective Covenants.  For the purposes of Section 8.1 and Appendix D, the following definition applies: "Confidential Information” The term “Confidential Information” means any and all non-public information of Company, or of a third party, and it includes but is not limited to any “trade secrets” as that term is defined in the version of the Uniform Trade Secrets Act applicable to Grantee or as defined in the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1839, as applicable. By way of illustration, but not limitation, “Confidential Information” includes non-public information, or public information compiled in a manner that provides an advantage to Company, relating to current services, current products, products or services under development, features, research and development, processes, specifications, policies, Inventions (defined below), testing, qualification, bills of materials, equipment, patent applications know-how, designs, drawings, technical data, clinical data, test data, formulas, methods, training, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, software, firmware, algorithms, hardware or software configuration information, manufacturing information, marketing plans, business plans, budgets, strategies, financial information, sales information, cost information, profit information, pricing strategies, costs and pricing structures, pricing methodology, manuals, forms, sales techniques, customer information, customer lists, prospective customer lists, customer needs and/or preferences, supplier information, and vendor information. Notwithstanding the foregoing, Confidential Information does not include (a) information which is known by the public or becomes known to the public, in the trade or in the industry, which is not gained as a result of a breach of this Agreement, (b) Grantee’s own skill, knowledge, know-how, and experience gained outside of Grantee’s employment with Company, or (c) information that is already independently known to Grantee as shown by written records in existence prior to Grantee’s employment with Company.

b.Restriction on Use or Disclosure of Confidential Information. Grantee agrees to use Company’s Confidential Information only in the performance of Grantee’s duties, to hold such information in confidence and trust, and not to use, transmit, copy, upload, download or disclose such information during Grantee’s employment and for so long thereafter as such information qualifies as Confidential Information, except as necessary to perform Grantee’s job duties for the Company. Grantee’s covenants in this paragraph are referred to as Grantee’s “Confidentiality” obligation. The Confidentiality obligation shall not be construed to prohibit the use of general knowledge and experience customarily relied upon in Grantee’s trade or profession that is not specific to the particular business matters of the Company (such as its business transactions, customers, employees, or products (existing or under development)). If required by applicable law, the Confidentiality obligation will only apply for two (2) years after the Termination of Service Date, where information that does not qualify as a trade secret is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret.

8.2	If the Grantee breaches the Confidentiality obligation set forth in this Section 8:
a.	All unvested RSU Awards shall be immediately forfeited and cancelled;
b.	The value of any vested RSU Awards that have vested must be paid by Grantee back to TTEC since the primary purpose of the RSU Award will not have been realized by TTEC.
c.	He/she (but not to the exclusion of those who aid him/her in such breach) shall be liable for all other damages resulting from such breach; and
d.

The Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, the right to receive forfeitures and/or payments pursuant to Section 8(b), and other legal remedies, monetary damages or other available forms of relief at law or specified in this Agreement.

8.3	Acknowledgement.

a. Grantee acknowledges that while employed or otherwise affiliated with TTEC, Grantee has access to proprietary and unique trade secret information that would be valuable or useful to Company’s competitors and thus acknowledges that the restrictions on Grantee’s future business activities in TTEC’s industry as set forth in this Section 8 are fair and reasonable.

b. Nothing in this Agreement prohibits Grantee from (i) opposing an event or conduct that Grantee reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a safety or health violation, or other unlawful employment practices (whether in the workplace or at a work-related event), (ii) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees or between an employer and an employee or otherwise), or (iii) reporting such an event or conduct to Grantee’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, the state or local division of human rights), or (iv) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). In addition, nothing requires notice to or approval from the Company before engaging in such Protected Conduct.

9.	Compliance with Law. The issuance and transfer of shares of Common Stock of the Company upon the vesting of the RSU Award shall be subject to compliance by the Company and the Grantee with all applicable requirements of the United States federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of the United States federal and state laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its legal counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the U.S. Securities and Exchange Commission, any United States state securities commission, any securities regulatory body outside of the United States, or any stock exchange to affect such compliance.

If the Grantee is a resident of one of the countries listed on Appendix C to this Agreement, then the country specific provisions found in Appendix C are incorporated into this Agreement by reference. Grantee is also referred to Appendix D for state specific provisions that may apply, and if applicable as stated in Appendix D or by court order, are incorporated into this Agreement by reference.

10.	Equity Holding Guidelines. Some Grantees may be subject to the TTEC executive Stock Ownership Guidelines, attached to this Agreement and incorporated within it by reference as Appendix A. If in your role you are subject to the Stock Ownership Guidelines, by signing below you (a) confirm that you are (i) aware of the Company’s expectations with respect to your equity holdings in the Company, (ii) the time you have to honor these expectations and (iii) how the Company envisions that you reach the appropriate holding levels; and (b) hereby agree to exercise best efforts to meet such expectations.

11.	Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Grantee’s employer, TTEC and its other Affiliates for the exclusive purpose of implementing, administering, and managing Grantee’s participation in the Plan. Grantee understands that TTEC and the employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TTEC, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data will be transferred to Bank of America, Merrill Lynch or such other stock plan service provider as may be selected by TTEC in the future, which is assisting TTEC with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Grantee authorizes TTEC, Bank of America, Merrill Lynch and any other possible recipients which may assist TTEC (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If Grantee does not consent, or if Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent is that TTEC would not be able to grant Grantee RSUs or other equity awards or administer or maintain such awards. Therefore, Grantee understands that refusing or withdrawing his or her consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human capital representative.

12.	Governing Law and Dispute Resolution.
a.	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.
b.	Disputes. The parties agree that any action arising from or relating in any way to this Agreement, or the Plan shall be resolved and tried in the United States federal or state courts situated in the State of Delaware. Grantee and Company each expressly consents to the personal jurisdiction of the state and United States federal courts located in Denver, Colorado to adjudicate any dispute between Grantee and Employee arising out of or related to this Agreement, regardless of where Grantee executes this Agreement or performs work for the Company. Grantee and Company consent to the exclusive jurisdiction and venue of the state and United States federal courts located in the State of Delaware to adjudicate any such disputes, and Grantee and Company waive any defenses regarding the propriety of venue, including any argument that venue should not be in the State of Delaware due to the inconvenience of the forum to the parties or witnesses.

Entering into this Agreement is not a condition of Grantee’s employment. If Grantee does not wish to consent to having disputes regarding this Agreement litigated in the State of Delaware, under Delaware law, Grantee can reject this Agreement by not signing this agreement. Doing so, however, would mean that none of the terms of this Agreement will apply, including the grant of RSUs offered to Grantee in connection with this Agreement. However, Grantee’s other compensation will not be impacted by virtue of Grantee’s decision not to enter into this Agreement.

c.

Attorneys’ Fees. The party that prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action. The Company shall be deemed the prevailing party, entitled to all of its reasonable attorneys' fees, costs and expenses, if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified.

13.Administration of the Agreement and Awards.

a.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
b.	Settlement of Vested RSUs. RSUs subject to an RSU Award shall be settled pursuant to the terms of the Plan, in stock or cash, as soon as reasonably practicable following the vesting thereof, but in no event later than March 15 of the calendar year following the year in which the RSUs vest.

c.	Amendment. The Company has the right to amend, suspend, or cancel the unvested RSUs granted hereunder, prospectively; provided that, no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent, and to the extent the RSUs hereby granted are not yet vested and the Grantee is not in breach of the Agreement, the Company shall provide a substitute instrument of equal value and no less favorable terms in exchange for amended, altered, suspended, discontinued or canceled RSUs.
d.	Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.
e.	Discretionary Nature of All Future Awards. This RSU Award is voluntary and occasional and does not create any contractual, statutory or other right to receive future RSU Awards, or benefits in lieu of RSUs, even if the RSUs have been granted in the past. Future Awards, if any, will be at the sole discretion of the Company.
f.	No Impact on Other Benefits. The value of the Grantee's Restricted Stock is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
14.	Change of Control Provisions. This RSU Award is subject to the Change of Control rights and entitlements as further referenced in Appendix B to this Agreement and incorporated into the Agreement by reference.
15.	Confidentiality. Grantee agrees not to disclose, directly or indirectly, to any other employee, director or consultant of TTEC or an Affiliate and to keep confidential all information related to any Awards granted to Grantee, pursuant to the Plan, including the amount of any such Award and its vesting schedule.
16.	Severability and Entirety. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

The Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Grantee relating to Grantee’s entitlement to RSUs or similar benefits, under the Plan. Notwithstanding the immediately preceding sentence, this Agreement does not supersede any other agreements that relate to Company’s intellectual property rights, lawfully restrict Grantee’s use of Company’s proprietary information, confidential information, or trade secrets, or that otherwise lawfully restrict Grantee’s competition with Company either during or after Grantee’s employment with the Company.

17.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
18.	Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands its terms and provisions and accepts the RSU Award subject to the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

The parties have executed this Agreement as of the date first above written.

TTEC Holdings, Inc.

By:Laura Butler

Chief People Officer, TTEC

XX (Grantee)

Employee ID: XX

Grant Date: XXXX, 2024

For additional information about securities granted under this Agreement please refer to our 2020 Equity Incentive Plan document and related Prospectus incorporated herein by reference. These documents can be found on the Legal home page in Mosaic.